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                                                                    EXHIBIT 5(b)



                 [Akin Gump Strauss Hauer & Feld LLP letterhead]


                               September 28, 2004

Jersey Central Power & Light Company
76 South Main Street
Akron, Ohio 44308-1890


         Re: Jersey Central Power & Light Company, Registration Statement on Form S-4 (Registration No. 333- 119040)


Ladies and Gentlemen:

         We have acted as special counsel to Jersey Central Power & Light Company, a New Jersey corporation (the "COMPANY"), in connection with registration, pursuant to a registration statement on Form S-4, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "ACT"), of the offering by the Company to exchange any and all of its outstanding 5.625% Senior Notes due 2016 (the "ORIGINAL NOTES") for an equal principal amount of the Company's 5.625% Exchange Senior Notes due 2016 (the "EXCHANGE NOTES"). The Original Notes were, and the Exchange Notes will be, issued under the indenture, dated as of July 1, 1999 (the "INDENTURE"), between the Company and The Bank of New York, as trustee (the "TRUSTEE"), and the exchange offer is being made in accordance with a Registration Rights Agreement, dated as of April 23, 2004 (the "REGISTRATION RIGHTS AGREEMENT"), by and among the Company and Barclays Capital Inc. and UBS Securities LLC, as representatives of the Initial Purchasers of the Original Notes.

         In our capacity as such counsel, we have reviewed and are familiar with the Registration Statement, including the prospectus comprising a part thereof (the "PROSPECTUS"), the Indenture and the Registration Rights Agreement. We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of New Jersey, that the Exchange Notes have been duly authorized for issuance and such authorization by the Company's Board of Directors will have not have been rescinded or modified prior to the issuance of the Exchange Notes, that the Indenture has been duly authorized, executed and delivered by the Trustee, that neither the issuance and delivery of the Exchange Notes nor the compliance by the Company with the terms thereof will violate any





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Jersey Central Power & Light Company
September 28, 2004
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applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company, including the order of the New Jersey Board of Public Utilities authorizing the issuance of the Exchange Notes and the Original Notes, and that such order is in full force and effect and is sufficient for such issuance.

      Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and delivered against receipt of the Original Notes surrendered in exchange therefor in the manner described in the Registration Statement and Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act), and (c) applicable provisions of "blue sky" laws have been complied with, the Exchange Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

      The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") other than a review of (i) the Laws of the State of New York, (ii) only with respect to the matters specified in paragraph C below, the laws of the State of Ohio and (iii) the Federal Laws of the United States of America. For purposes of this opinion, the term "INCLUDED LAWS" means the items described in clauses (i), (ii), and
      (iii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Indenture and Registration Rights Agreement. The term Included Laws specifically excludes Laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof and Laws relating to land use, zoning and building code issues.

B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing;
      (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within


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Jersey Central Power & Light Company
September 28, 2004
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the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ AKIN GUMP STRAUSS HAUER & FELD LLP